Exhibit 99.2

Transcript of

ImageWare Systems, Inc. (IW)

3Q 2007 Earnings Conference Call

November 12, 2007

Participants

Jim Miller, Chairman and Chief Executive Officer

Wayne Wetherell, Chief Financial Officer

Presentation

Operator

Greetings and welcome to the ImageWare Systems Third Quarter 2007 Earnings Conference Call. At this time all participants on a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder this conference is being recorded. It is now my pleasure to introduce your host Ms Christiana Pelz. Thank you Ms Pelz, you may begin.

Christiana Pelz – Lippert/Heilshorn and Associates – Investor Relations

Thank you and good morning everyone. With us on the call today are Jim Miller, ImageWare’s Chairman and CEO and Wayne Wetherell, CFO. Before I turn the call over to management, I would like you to please note that this call may contain forward-looking statements made pursuant to the Safe Harbor provisions under Private Securities Litigation Reform Act of 1995. While these statements are meant to convey the company’s progress, business opportunities and growth process, this major caution is that such forward-looking statements represent management’s opinion. While management believes such representation to be true and accurate based on information available to the company, actual results may differ materially from those described. The company’s operations and business process are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the US Securities and Exchange Commission. I would now like to turn the call over to Jim.

Jim Miller – ImageWare Systems – Chairman and Chief Executive Officer

Thank you, Christiana and good morning and thank you to one and all for joining us today. Third quarter marked a turning point for the company as a result of market adoption, market penetration through partners and recognition of the benefits of our product offering. We achieved successes in many areas including reaching revenue of 3.5 million and becoming profitable on an operating basis. Gross margins for the quarter increased to 77% reflecting growth in our software and royalty revenue and we continue to see the benefit of cost reductions we have implemented.

We also expect to reach an announce agreement shortly with two new large global partners to use our technology as part of their solution. Finally, we secured financing with a raise of approximately $3 million in September. Given these developments, we are reiterating our guidance for the fourth quarter and expect revenue run rates at or near break even.

Now, I would like to update you on few of the relationships we’ve developed. We entered into a strategic multi-year licensing agreement with Lockheed Martin for its Automated Fingerprint Identification System or AFIS, to deliver more comprehensive identification solutions specifically targeting local governments. Under the terms of the agreement, ImageWare will license and integrate the Lockheed Martin AFIS into our award winning IWS Biometric Engine product. As you may know, Lockheed is the provider of the AFIS system for the Federal Bureau of Investigation.

According to a recent Frost & Sullivan study on the North American criminal AFIS market, the local law enforcement AFIS market presents enormous growth potential for vendors. The criminal AFIS market in North America was perceived to be nearing saturation and while that may still be true at the Federal and state levels, we see a significant opportunity in demand at the local level, an emerging area previously ignored. These local agencies have a real need to complete their own criminal and civilian background checks. There’s been steady growth in the last two years and this trend is expected to continue for the long-term.

ImageWare has established long standing relationships with local governments with our local law enforcement and identity management products anchored by the Biometric Engine platform. We believe the combination of AFIS in our unique Open Architecture Technology which enables the use of multiple Biometrics to provide our local government customers with the ability to rapidly reduce the criminal identification time period as well as to achieve quick compliance with emerging multi-mode of Biometric standard with the ability to rapidly reduce the criminal identification time period as well as to achieve quick compliance with emerging multi-model biometric standards, the law enforcement now being set by the Federal Government.

We are eager to extend this offering to local justice and public safety markets. As mentioned, we have been collaborating with Lockheed on developing plans to actively market the Lockheed AFIS systems with our software. And we expect to introduce it in the first quarter of 2008.

We continue to leverage our IWS biometric engine platform to find opportunities to deliver innovative biometric identity management solutions in support of border security initiatives. We have been able to create unique offerings to the industry that are cost effective and offer a wide variety of Homeland Security Solutions to governments worldwide.

Biometric passport products are utilized as the identity management layer to enhance passport integrity and aid in the detection of passport fraud.

We expanded the IWS biometric passport product family to improve passport applicant identity verification and further reduce the potential of identity frauds. Our biometric identity wetting for passports is a commercial office shelf product that provides passport issuance agencies to capabilities they need to employ a scaleable solution and work with its existing infrastructure.

Product includes several features that provide enhanced identification and verification capabilities required to support the passport applications and issuance process.

We completed the Canadian Visa pilot projects, which could not have run better. Initial feedback has been very positive and the project blossomed from a relatively small test group, one triple in size. It gave us a solid base of incredibility for future projects we will be bidding on, especially the passport project in Canada. We are again bidding with Unisys and have been advised that we are on the short listed candidates, we expect a decision fairly soon.

We’ve also achieved product listing for the company’s secured prudential software from the US General Services Administration, known as GSA, we consider for HSPD-12, which established new standards for secure and reliable identification for all federal employees and contractors.

GSA provides Federal Agencies with interoperable identity management and credentialing solutions towards HSPD-12 secure identification contracts. Before we can sell our products to the government, we need to be on this approved list, which requires we need rigorous criteria. For example, we need to be certified by third-party labs, which takes time and money but having this approval will open up even more opportunities for the company.

We are also working diligently with Honeywell to launch their product with our software in the fourth quarter. Regarding our licensing agreement with Honeywell Security, following a soft launch of its product in our technology, Honeywell has taken the feedback from its customers, and is currently preparing for a hard launch. Although sales cycle timing is difficult to predict, Honeywell provides world-class infrastructure products in which our software will play a key role as well as the global sales team to market the product. So, we are extremely excited about this relationship.

The strategy of leveraging system integrators to deliver our scalable identity management biometrics engine to government agencies, law enforcement, and corporations striving to meet personal identification verification, tweak, and HSPD-12 standards is working.

We are continuing with our plan to expand those relationships with major integrators. For example, the following: Unisys, our previously announced 1.7 million veterans’ affairs or VA order was through this company. We have now worked with them on several projects and have been asked to get on four additional new projects. Our partnership is working well.

IBM Global Services, we are working on several pilot projects with IBM’s Global Services Group in the Asia pacific region. We are also working with IBM resellers in different places around the world.

Oracle, Oracle’s Identity Management and its extended eco-system and referenced architecture initiatives. Our head of sales, Will Willis is one of this week’s featured speakers at our whole acquisition.

General electric, we are integrated into their picture perfect software. Other opportunity is pending or going way beyond Computer Science Corporation and NSARC. We are expanding our focus beyond the government to the private sector. We specifically see an opportunity with financial institutions and commercial enterprises.

Going forward, we’re really exited about opportunities with voice recognition and the mobile and desktop markets. We were very keen on voice technology that enables language translation and we have not focused on voice in the past. Having this capability, would absolutely enhance our identification management offerings? We believe it’s a huge opportunity for us, and we have been working to integrate this technology into our products and the combined product will be salable in the fourth quarter. This is the unique product that we believe no one else will be able to offer. We see a high demand for such a product, capable of translating in several languages on many fronts, order, foreign soil, law of local law enforcement, and public safety among the others. Product has a wide range of interesting applications such as in emergency situations or parties may not be able to communicate in the same language.

We can sell the product to our exiting customer and integrated base.

And now, I will turn the call over to Wayne. Wayne?

Wayne G. Wetherell – ImageWare Systems – Chief Financial Officer, Sr. VP of Admin., Principal Accounting Officer, Sec. and Treasurer

Thank you, Jim. Revenue for the quarter ended September 30, 2007 totaled 3.5 million, this compared to 1.8 million in the second quarter of 2007 and 2.2 million in the same quarter of 2006. Product revenue was 2.8 million for the third quarter 2007, this compared to 1.2 million for the second quarter 2007 and 1.6 million in the prior year’s quarter. The increase was due to higher project oriented revenues of our HSPD-12 front product in particular the VA order and biometric engine solution.

Maintenance revenue for the third quarter of 2007 was 678,000, which was up from 621,000 in the second quarter of 2007 and 617,000 in the third quarter of 2006.

Gross margins for the quarter were 77% of revenue compared to 67% in the second quarter of 2007 and 65% in the third quarter of 2006.

Third quarter operating expenses total 2.3 million compared to 2.5 million last quarter and 2.9 million a prior year. Decrease in operating expenses reflects Net Cap reductions in sales and marketing. Decrease stock-based compensation expenses and lower use of external contract programmers and consultants.

Net income was 425,000 in the quarter or $0.03 per share; this is improved from the second quarter of 2007 net loss of 1.4 million or $0.10 per share, in the third quarter 2006, net loss of 1.8 million or $0.12 per share. In the third quarter, the company booked the 470,000 non-cash charge to preferred stock dividends to account for a beneficial conversion feature related to an anti-dilution clause in its Series D Convertible Preferred Stock. The charged preferred stock dividend resulted in a net loss available to common shareholders for the third quarter of 2007 of a 130,000 or $0.01 per share compared to a loss of 1.5 million or $0.10 per share in the second quarter of 2000 (ph) and a loss of 1.8 million or $0.13 per share for the third quarter of 2006.

For nine months ended September 30, 2007, revenue was 6.6 million and the net loss was 4.5 million or $0.32 per share. September 30, 2007 our cash totaled 3.4 million. As announced on September 27, the company raised gross proceeds of approximately 3 million through a private placement. Sales order backlog at September 30, 2007 totaled 1.7 million.

I would now like to turn the call back to Jim.

Jim Miller – ImageWare Systems Inc – Chairman and CEO

Thanks Wayne. Before concluding, I would like to thank those of you who contacted us during the recent fires here in San Diego. Our office, as some of you know, had to be evacuated for four full days. And some of our employees’ homes were very close to being engulfed by the fire, one was seriously damaged. Those who are not in danger were able to work from home or out of our other offices. We feel very fortunate that everyone is safe. We also feel fortunate that we were able to conduct our business with so little disruption overall given the circumstances. We see very promising trends which we believe will be good for ImageWare as well as the entire biometric identity management industry overall. We attended the biometric consortium in Baltimore recently and its companion conference in Europe, where we discussed these trends and the latest developments with people from several interesting companies.

Again we remained confident we will achieve near or above the breakeven levels in terms of both net income and cash flow during the quarter. I look forward to report the future developments with you in the next quarter’s conference call, and I would now like to turn the call back to the operator for Q&A session.

Operator

Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two, if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please, while we poll for questions.

Our first question comes from the line of Jeremy Grant with the Stanford Group. Please proceed with your question.

<Q>: Thanks. Good morning guys and congratulations on a solid quarter.

<A>: Thank you.

<A>: Thank you.

 <Q>: Did you provide a cash flow from operations number?

<A>: We did not in the news release, but the cash flow from operations was, in the quarter, 67,000 (ph) positive.

<Q>: And some of the reductions on OpEx going down, I just, I got a bit of it on the call, as mostly reductions in headcounts in a couple of areas?

<A>: Headcount and use of outside contractors.

<Q>: Okay.

<A>: If you look at last year versus this year, as we’ve mentioned our strategy in sales is to go through integrators and work with integrators which allows us to reduce our cost in terms of direct sales. And then the R&D side as well as in the admin side we used fewer outside contractors for programming and fewer outside contractors were programming and fewer outside consultants.

<Q>: Okay, all good. And then the last thing I wanted to ask you about was, if you could and I’m not sure if we can talk about it, but to shed a little bit of light and what’s going on in the DoD markets. USA. Today had a couple of great articles over the weekend talking about some major expansion plans for Biometrics and DoD, (indiscernible) we have seen big focus on things like multi-biometrics and just wanted to know if you could shed any light as to what ImageWare is looking at in the space and potential strategies?

<A>: Yes, we were pretty excited about that market as well. I think, you know, some of the participants today may know the DoD has recently gone through a fairly major organization in terms of the administrative apparatus today and pull it to engage in this Biometric technology being deployed in the field. So, with that said, we believe the stage is also set for vendors such as ourselves to participate in. The big, I think the really big area that seems to be very exciting in Germany (ph) going forward, is the whole notion of this hand-held mobile devices. And I think that has been a market we’ve been excited about for sometime. The limitation really has been adequately powered hardware that is both adequately powered in size probably, by that I mean truly mobile. So, if you can fit it in a small space. We are now seeing some great developments in that area and happily have been working pretty hard really in terms of testing our biometric capability on those I think you will see the future of that going forward here. I think probably as early in the fourth quarter, as some of these systems are rolled out. We are really excited about that area, we are really excited.

<Q>: Any, you haven’t given any sort of guidance for 2008, but any sort of discussion you can have I guess is to what sort of role this will play in 2008 for you?

<A>: Well yes, I think this is going to be a key ingredient for 2008 being a success for the company. You know, and it’s not just well. I think DoD and government always seems to be sort of one of the early adopters if not the early adopter in new technologies. There is a fair amount of excitement in the private sector. You know, as these systems become mature and they are in deployments where you can rest these either if you got a contract for these; they actually will work, because they have performed for other people into many locations.

So, yes, I think it’s going to be a very key thing for the company going forward. You know the software has been ready for this for sometime. We have actually been kind of waiting for the hardware world to catch up really. Again, in terms of adequately powering the smaller devices that are truly mobile, and they can do a number of these multi-biometric technologies. So, I think it’s going to be, yes again it’s going to be a key part of our 2008.

<Q>: And looking internationally, because obviously lot going on in Europe and UK and Asia, are their two or three opportunities that really stand out where you guys are focused on the international market?

<A>: Yes, I can’t be terribly specific due to some confidentiality restrictions we have, but as I mentioned in the comments at the start of the call. We’ve been working on a number of public safety pilots in the Asia Pacific region principally with our partners that IBM, which we think are going to be very key strategic developments for us going forward. And it’s part of — as part of both existing and as part of some of the pending new opportunities with Global Integrators, they also are going to be moving the product out into the European market which is perfect for us, because as a small company of course that’s the key part of our strategy to work with them because they already have a presence in those areas. So I would say probably those two areas, first thing you would see from us my guess is, it would be the Asia-Pacific things coming together.

<Q>: Okay and then you mentioned the enterprise bid up in Canada, what’s the timing on that?

<A>: We are advised that the passport project is going to be decided certainly this year and we think you know, perhaps even as early as this month in November.

<Q>: Okay.

<A>: You know always a little bit of guess and game there’s you know but, we think it is this year I don’t (Ph) for sure.

<Q>: Okay, very good. That’s all I had, thanks.

<A>: Thank you.

Operator

Our next question comes from the line of Sam Bergman with Bayberry Capital. Please proceed with your question.

<Q>: Good morning, gentlemen.

<A>: Good morning.

<Q>: Nice improved financials, congratulations.

<A>: Thank you.

<Q>: Couple of questions. Can you give me an idea on the pipeline of RFP’s and that’s presently available and what you guys have worked on during the year on dollar value?

<A>: No, I don’t — have a number that I wanted to show out for you I mean, it’s you know, we come across certainly tens of millions in RFP’s now you know are those or all those that come across our desk, ones that we can specifically play in, no they are not. And we’ve you know, over the last year certainly become much more targeted on our focus that is you know, let’s may be go after a few dollars less in RFP’s but let’s be more confident that we actually can participate in you know, in some of these offerings as opposed to just firing out RFP’s for everything that comes across. The other thing that of course plays into that Sam, is that you know, you are working with these large integrators so really what they are asking you to do is, they are asking you to provide a piece of the solution. You know, you are not typically now ImageWare would not be bidding for an entire solution. We would be bidding for the software piece, some professional services piece and maintenance and support, but you know, we are not going to be the ones who will put in end to end the entire passport solution for our country. And that’s just simply consistent with the strategy we have been articulating to work with these integrators, because they have people there and it keeps us from having that you know, have the cost that goes along with doing that. But, I mean on a normal month you would see you know, opportunities come through and you know in the millions. The problem is the translation of that number to actual results, I mean some of these things go out and actually are decided; some of these RFP’s go out and don’t come to before wishing right away. There is a number that have been out there and they haven’t it being lost, while they haven’t been decided either and there is a lot of things that can come in the way of those things. I mean, we were bidding a project for example in Afghanistan and it was simply overtaken by you know, turmoil in the country and therefore you know, no conclusion I mean, project put on hold. Several projects in the Middle East the same way.

<Q>: I see, can you tell us in terms of being on the short listing, who else is on the shortlist of that Canadian project?

<A>: Actually, I should tell you truth, I don’t know, we are bidding the project with Unisys. The advice on the shortlist came from them so, they will be listed on the shortlist not us, we are sub-contractor on that effort. I am glad to believe there’s only one, may be two others.

<Q>: Whether you are on the short list of any other projects coming in?

<A>: Yes. We are. There are probably two more.

<Q>: Can you give us a value of that particular project?

<A>: Yeah. There are if – it’s in the low it’s in the low it’s in the big well, between the two of them, it’s in the low million. You know I think $2 to $3 million kind of thing.

<Q>: Which your presence for the remainder of the year entirely in terms of investor relations with the ImageWare?

<A>: I’m sorry, you said what’s, what’s up …

<Q>: This kind of presence you are going to have in the IR department going forward with ImageWare. Are you doing any vouchers you are doing on?

<A>: Yeah. We’re we are working with a good focus at Lippert/Heilshorn to arrange road show. Obviously, it’s lot easier to do that for all kinds of reasons that you understand you know after you come out with the earnings. So, yeah, we are in the progress of – process rather of putting some together. Targeting on the west coast actually this time for the rest of the year because that’s an area that we have not done before; our previous efforts have been in the Eastern, predominantly in New York city, which a course makes nothing but sense. At this time we were focusing on — coming out during Los Angeles and San Francisco on the west coast.

<Q>: And the last question, in terms of equity offering for the next twelve months is your cash position is sufficient?

<A>: At this time we feel that we’ve got sufficient cash to carry out our plan. You know, we constantly look at opportunities that some of them very large and in some cases if we get into a large opportunity either in business side for partnering or even on acquisition side, we may come back to the market. But it would only be justified by that wherever that situation is.

<Q>: Thank you very much.

Operator

Our next question comes from the line of David Psychloff (Ph) with Lavactus (ph) Partners. Please proceed with your question.

<Q>: Hey Jim.

<A>: Hey David.

<Q>: Hey, just a quick question on competition what you are seeing out there, I mean, obviously you get approached a lot of a time from the sub-contractors. Who else were they using, what are there other options and how do you strike the deal, you know, when you – when they decide, they decide on your technology?

<A>: Oh I think the big differentiator David is that we are – our platform is diagnostic. And of course you know, it doesn’t depend on, you know, a biometric algorithm that we own. It doesn’t depend on hardware we make. You know, we really are fairly indifferent to lift someone wants to use and that’s a big thing for these integrators because an integrator generally is it making any of those things either. They are attempting to use best a breed technology too to get to the end user a workable efficient solution. And so, we find ourselves to be popular for a number of reasons but one of which is, we provide that flexible diagnostic platform. So, the integrator can use you know, brand X hardware today and brand Y hardware tomorrow and continue to use that’s in both of those situations. And that’s the bigger upside. So, you are not, we present a lot of flexibility while still having the ability to provide a successful software package so that they can able the solution. So I think that that’s you know, that’s - it’s becoming a huge part of it. There are other folks out there, who talked about these platforms, these multi by model platforms and they are out there for sure, but again I think the big differentiator for ImageWare is some of those folks are prisoners to their own technology. I mean, they make the hardware so that’s all they can sell. They make the algorithm that’s all they can sell. As I said, you know, in our world we purposely went about a radically different approach and I think that serves us well, because with the strategy of having the integrators then again you don’t have a path hand to chap a play we can change the cards as the solution seems, you know solution is required.

<Q>: But I guess the second part of that is, when I come to you what sort of deal are they looking for?

<A>: Well, as you can imagine, it is very aggressive negotiation because prices the key piece of this. We continue to price the product based on the number of people enrolled and so the negotiation centers around really how much is involved in that and that’s not a bad thing, because you know lot of these things for example in passport applications, the government gets paid from user fees, which are paid by individuals when you and I go get a passport we write a check, so the government has a fee. So, in terms of these negotiations we are generally talking about how much for our fees on a per person enrolled basis. So, at often times these solutions find itself into some sort of intangible product; that is a passport and ID cards, something that you know, the person who is given this is going to walkway with, those cards have a value, the passport has the value associated with it. Its got a total dollar cost.

Though it’s a discussion over what piece of the pie does ImageWare get. And it is as you might imagine all over the block, I mean some people come with a very defined budget and you can participate if you can find a way to get into that number that’s in their budget. Other people are more flexible and maybe offer as you know, you started out in a phase one at a lower price but if their project goes forward to phase two, three, four and on than the price can expand.

<Q>: Have see pricing expand till date?

<A>: Yes, actually we are, yeah.

<Q>: What sort of magnitude?

<A>: I think people at once, is this is a symptom I think of the fact that the technology is real and now its proved. So, people are actually I think willing to pay less for something that, they might speculating on. And as these things roll out, you get body of reference work where you can say yes, we did the Veteran’s Administration. It’s one of the largest HSPD-12 enrollments today. Therefore you can have confidence that when you buy ImageWare, the product is going to work and work well. That allow us to comment, you know little more of that pie-graph, because you have a working demonstrable product, you know not everybody has that.

<Q>: Great, I see. Does that allow you – it’s timed integration of your product also important?

<A>: Yeah very. And that the product is built very flexibly. So, we are actually seeing integration built very quickly.

<Q>: Can you give some sort of anecdotal?

<A>: Yeah, it depends on, we have integrated tech, I mean we have intergraded algorithms into the technology and literally in days and I mean literally in days. So, and larger projects, integration of something like our software into the general electric solution would take months, but I would say with due respect to all concerned, you know, those when I say months, that’s the factor of a lot of things not just the integration process of the software. There are lot of other factors such as the integrator may be focused on something and then have to focus on something else and then come back to the integration with ImageWare just because Evans have dictated that. So, I don’t want people thinking that it’s a function of difficulty because it really isn’t, you know, if properly focused both parties working together, we literally can do integrations and we have, we have done a number of it.

<Q>: Great. Thank you.

Operator

Our next question comes from the line of Patrick Kilmick with Sindel (ph) & Company Incorporated. Please proceed with your question.

<Q>: Good morning Jim and Wayne, and I’m happy to talk to you on the such pleasant conditions with James, congratulations to you both.

<A>: Thank you.

<Q>: Number one, could you give some flavor as to the new product that you have just spoken about for a little bit, this voice recognition product. I had never heard you speak to that before?

<A>: Well, I wanted to give folks some idea of kind of what we are working on common going forward, and we do continue to innovate and think of new products that we believe will have a very high market appeal and therefore generate additional revenues going forward. So that’s the reason that I wanted to talk about that a little this morning. As I said to Jeremy, when he asked, Patt the, a big driver, we think in this market going forward is this whole notion of mobiles or handheld devices. And we believe that our existing biometric engine with its multi-modal capabilities coupled with the ability to use voice recognition, voice command, that way you don’t have to and try in circumstances, in difficult circumstances whether they be military battle field or public safety emergency circumstances. You know, you don’t have to fool with pushing a button, you don’t have to take off the glove, you don’t have to pause to start a process. You can simply use voice commands to making things work. So that’s one piece of the voice, the sort of recognition technology. It’s also a nice security feature on these devices, because the voice can be very nice lock on a device that will only work with, you know, my voice or your voice, but wouldn’t work with Wayne’s, for example.

The other thing that we believe is really compiling is the ability for language translations in these devices. That is a device that will not only do multi-modal biometrics, but in an emergency situation allow a person speaking a foreign language to be understood in real time with some of who doesn’t speak that language. So, effectively a real time translation piece in this. It’s something we have been looking at for a while. We have been, as you suggest, very quite about it. It is getting ready to come out into the world down. We are pretty excited about it, we think it’s just an absolute natural with our multi-modal biometric engine technology and we’ve as we’ve been trying this concept out particularly with our law enforcement public safety existing customers they have been tremendously exited by it. There is almost no city in America where there isn’t some since some cities quite large foreign populations, who has English speaking capabilities you know or on the low end. And it is very difficult particularly in emergency situations where oceans are running high and there is a lot of activity going on and it’s fairly chaotic to be understood. It’s tough to be understood and maybe impossible to be understood on a good day of little known in that kind of a situation. So, we have been quietly working on this, we are ready to bring it to the market. I don’t have a product name, but I will shortly for you and it is something as I said that it is not only would reside of course on the desktop, but what we are really exited about is, its mobile capability. So, we take it in the field, its - it will run on very small hardware devices, again we are pretty exited about it.

<Q>: Okay, and my next question is Honeywell and GE. I heard you mentioned today that you believe that you’ll start to see some business from Honeywell in this quarter. What do you think the prospects are over the next 12 months between Honeywell and GE?

<A>: I think they are excellent. I think, I think those are more likely you know ‘O8 items, you know really, and I say that because while our software is integrated in both of those places, we don’t drive that marketing initiative. Both companies are very exited about the products moving forward as I mentioned Honeywell has done I think an excellent job of actually taking a product, integrating our product going out of the field and getting real customer feedback. So, you know before you just go out and launch something and frankly hope you know that the market will say wow this is great we are going to buy it. The Honeywell folks have actually going out made a number of demonstrations and beating actual on the software, taking the input going back to the lab and they are now in the process of bringing that input out to market. So, we continued to think the prospects for revenue there are excellent as well as with General Electric, you know both companies worldwide recognizable brand names you know they are exited their sales forces are getting ramped up on this product. So, you know we continue to be extremely enthusiastic about it as well.

<Q>: Thank you, both.

Operator

[Operator Instructions]. Our next question comes from the line of Harvey Cohen with Equity Source Partners. Please proceed with your question.

<Q>: Hi Jim, hi Wayne.

<A>: Hey good morning.

<A>: Hi.

<Q>: First more congratulations on a nice quarter.

<A>: Thank you.

<Q>: My question goes back to something you said at the beginning of the call regarding the relationships with 2 new global partners, obviously you are not ready to give us the names of those partners, but I wonder if you could give us a little color on the states that they are operating and focus you know on and what your role would be in that space and my question number 2, again I noticed its very hard for you to do and hard to give us guidance, but we talk about names like GE and Honeywell and IBM and Oracle and you know it goes on and on. If you give us an idea of the, you know the magnitude of your expectations in terms of revenues over the, you know next 12 months?

<A>: Okay, well in, let me see if I can, there may be a no particular order I’ll get to this sort of three pieces of that. The role is relatively easy one, hardly at the role will continue to be we’re going to provide our software. Not only our biometric engine software, but also our enrollment, our registration or you know our front NPS we will also provide basically Cardiff its an ID card actually, our document is involved card design in rendering as well as enabling the printing of those documents, which together all you know existing ImageWare products and we will continue to offer that products; we are in total or in pieces as the integrator requires those things. The markets to be addressed public safety which is the market that we haven’t gone really very much indirect in you will now see us take that strategy we’ve been talking about in the secure prudential space and that into our public safety and law enforcement space as well. We’re pretty excited about that, access control as another field that the new partners are in, in generally the ID management space. Again these are, these are large you know a recognizable companies, and both do global business, both have global sales forces, and both approached ImageWare for this again you know we can be nothing but get excited and very pleased that the recognition is provided by actually coming to us and asking as that allow them to put there name on our products. I think there is probably a bigger typical hat any company can paid to each other or that one half back.

In terms of the revenue going forward, always the tough one for us, because we don’t have any historical, you know the Honeywell project was the first of its kind for ImageWare, it really it marked the initiation of our strategy to work our system integrators as opposed to selling direct. As I said, I think its gone, its gone very well and Honeywell is doing exactly the right thing in terms of, in terms of making sure that have a product that the market will, will buy, but we still don’t have those, that historical run rate, so that I can you know confidently give you a number that you can rely on, obviously we you know we think that revenue potentials in the millions, just given that the market these people address and give them the size of that markets and giving the size of these companies, our working assumption has been and continues to be that companies of this stripe are not interested in entering into agreements with us to resell our products. If they don’t think that there is incredible opportunity for them, and therefore that will result in you know, a very nice revenue stream royalty like revenue stream for ImageWare. So you know we, we think its, we thinks it, it going to be a significant number going forward again I wish I had more historical data to give you something you know you could hang your head on us right now I just don’t.

<Q>: Let me ask a follow up of a question and I apologize for trying to nail you down a little bit, but you know what are the two or three events that would, that would allow you to break open the, the champagne bottle you know and say okay, these things are going to be defining moments, I mean; I would suspect passport contract with the Canada would be one of those events and maybe if you can gives us some idea what the magnitude of that would be?

<A>: Yes, I think the DLD market certainly has potential in the millions and tens of millions, whether or not you are talking about these handheld devices or other one. That is something we would definitely have the champagne bottles out on; there is no question about that, passport projects going forward also. And I think it’s important to understand that the passports are generally phased in. So, but the fact is once you get into the infrastructure as a key component you are going to be there for you know we call it a generational sale. So, you would be seeing revenue screen that would start and ramp up hitting some Plato out there, but also in the millions.

I think those two things you know looking-forward, we like — we like a lot, this private sector opportunity in financial institutions. There is something there it’s an O8 item, but there is definitely something there as biometrics are used to secure payment in the private sector. And as these systems are both increasingly proved to be reliable and as these systems are increasingly mobile. We believe you will see some — there is another champagne opening opportunity there later.

<Q>: Okay, thanks?

Operator

Gentlemen there are no further questions in the queue. Do you have any closing comments?

Company Representative

Yeah, thanks very much for all of you participating today, we appreciate your attention and your support as always. Again the management is the crucial area for government in the private sector. Our biometric engine is the leading technology being used to address the need to secure identity. We believe that more than ever we are poised to capture the market opportunity and as well as the potential that our company has offered. Looking-forward to reporting to you as we continue our progress and again thank you all for your time and attentions this morning.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time.